Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

On November 19, 2007, we completed the sale of our Metals business to Global Brass and Copper, Inc., an affiliate of investment funds managed by KPS Capital Partners, LP.  The Metals business was a reportable segment comprised of principal manufacturing facilities in East Alton, IL and Montpelier, OH.  Metals is engaged in the production and distribution of copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip.

The following unaudited pro forma condensed statements of income for the years ended December 31, 2005 and 2004 reflect the sale as if it had occurred on January 1, 2004.  The statement of income for the year ended December 31, 2006 and the balance sheet as of and statement of income for the nine months ended September 30, 2007 have been previously presented as discussed below.

We present the results of operations, financial position, and cash flows that have either been sold or that meet the criteria for “held for sale accounting” as discontinued operations.  At the time an operation qualifies for held for sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell.  Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held for sale accounting.  Management judgment is required to assess the criteria required to meet held for sale accounting and estimate fair value.  Changes to the operation could cause it to no longer qualify for held for sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.  As the criteria to treat the related assets and liabilities as “held for sale” were met in the third quarter of 2007, the related assets and liabilities were classified as held for sale, and the results of operations from our Metals segment were reclassified as discontinued operations as filed in our Form 10-Q for the quarter ended September 30, 2007.  In addition, the pro forma statement of income for the year ended December 31, 2006 giving effect to the disposition of the Metals business has been previously filed and presented in our Form 8-K/A filed November 2, 2007 in conjunction with the acquisition of Pioneer.

The unaudited pro forma condensed statements of income are provided for informational purposes only and are necessary to comply with disclosure requirements and are not necessarily indicative of the results of continuing operations that would have occurred if the sale had been consummated on January 1, 2004, nor is it necessarily indicative of future results of continuing operations.  The pro forma information does not reflect the application of the net proceeds received from the sale.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.  We recommend that you read these unaudited pro forma condensed statements of income in conjunction with the financial statements, accounting policies, and the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the years ended December 31, 2006, 2005, and 2004, which was before giving effect to the discontinued operations of the Metals business.

 OLIN CORPORATION
Unaudited Pro Forma Condensed Statement of Income
Year Ended December 31, 2005
(In millions, except per share data)
(Unaudited)

	Olin as Reported 10-K	Less: Pro forma Adjustments		Olin Pro forma
	(a)	(b)		(e)
Sales	$2,357.7	$1,402.7	(c)	$955.0
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gain shown below)	1,999.7	1,317.9	(c)	681.8
LIFO Inventory Liquidation Gain	0.9	0.9		—
Selling and Administration	180.5	52.4		128.1
Restructuring Charges	0.3	—		0.3
Other Operating Income	9.1	—		9.1
Operating Income	187.2	33.3		153.9
Earnings of Non-consolidated Affiliates	38.5	0.7		37.8
Interest Expense	19.9	—		19.9
Interest Income	18.3	0.1		18.2
Other Income	1.5	0.2		1.3
Income from Continuing Operations before Taxes	225.6	34.3		191.3
Income Tax Provision	85.9	12.4	(d)	73.5
Income from Continuing Operations	$139.7	$21.9		$117.8
Income from Continuing Operations per Common Share:
Basic	$1.96			$1.65
Diluted	$1.95			$1.65
Average Common Shares Outstanding:
Basic	71.3			71.3
Diluted	71.6			71.6

See accompanying Notes to Unaudited Pro Forma Condensed Statement of Income.

OLIN CORPORATION
Unaudited Pro Forma Condensed Statement of Income
Year Ended December 31, 2004
(In millions, except per share data)
(Unaudited)

	Olin as Reported 10K	Less: Pro forma Adjustments		Olin Pro forma
	(a)	(b)		(e)
Sales	$1,996.8	$1,230.1	(c)	$766.7
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gains shown below)	1,765.2	1,125.9	(c)	639.3
LIFO Inventory Liquidation Gain	0.3	0.3		―
Selling and Administration	144.9	55.1		89.8
Restructuring Charges (Credits)	9.6	(0.5)		10.1
Other Operating Income	5.5	―		5.5
Operating Income	82.9	49.9		33.0
Earnings of Non-consolidated Affiliates	10.1	1.1		9.0
Interest Expense	20.2	―		20.2
Interest Income	1.9	―		1.9
Other Income	4.5	1.6		2.9
Income from Continuing Operations before Taxes	79.2	52.6		26.6
Income Tax Provision	28.5	20.7	(d)	7.8
Income from Continuing Operations	$50.7	$31.9		$18.8
Income from Continuing Operations per Common Share:
Basic	$0.74			$0.28
Diluted	$0.74			$0.27
Average Common Shares Outstanding:
Basic	68.2			68.2
Diluted	68.4			68.4

See accompanying Notes to Unaudited Pro Forma Condensed Statement of Income.

Notes to Unaudited Pro Forma Condensed Financial Statements

(a)	The column represents the results of operations as previously filed. Certain reclassifications were made to prior year amounts to conform to the 2007 presentation.

(b)	To record the effects of the sale of the Metals business, revenues and expenses of the Metals segment were eliminated.

(c)
We have historically purchased ammunition cartridge case cups from Metals at prices which approximate market.  It is anticipated this supply relationship will continue in the future.  The intercompany purchases were $47.7 million and $37.3 million for the years ended December 31, 2005 and 2004, respectively.

(d)	The effective tax rate used in the pro forma calculations for the Metals segment for the years ended December 31, 2005 and 2004 was 36.0% and 39.4%, respectively.

(e)	The column represents our historical results of operations after giving effect to the treatment of the Metals business as a discontinued operation.